EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

May 5, 2005

Mercury General Corporation

Los Angeles, California

Re: Registration Statement No. 333-62228 and 333-01583

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 2, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Los Angeles, California